SUB-ADVISORY AGREEMENT

AGREEMENT (“Agreement”) made as of the 31st day of October, 2016, by and between AssetMark, Inc. a California corporation (the “Advisor”), and DoubleLine Capital LP (the “Sub-Advisor”), a Delaware limited partnership.

WHEREAS, the Advisor and the Sub-Advisor are registered investment advisors under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and engage in the business of providing investment management services; and

WHEREAS, GPS Funds II (the “Trust”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and is authorized to create, and currently consists of, separate series of shares, each representing interests in a separate mutual fund managed according to its own investment objectives and policies; and

WHEREAS, the Advisor served as investment adviser to the series of the Trust under an Investment Advisory Agreement dated August 30, 2013, as amended on January 19, 2016 (the “Old Advisory Agreement”) and, pursuant to authority contained in the Old Advisory Agreement, retained the Sub-Advisor to assist the Advisor in the provision of a continuous investment program for that portion of one or more of the Trust’s series’ (each a “Fund”) assets that the Advisor assigned to the Sub-Advisor (the “Sub-Advisor Assets”) pursuant to a Sub-Advisory Agreement dated August 30, 2013  (the “Old Sub-Advisory Agreement”); and

WHEREAS, in connection with a change in ownership of the Advisor effective on the date first written above, the Old Advisory Agreement and the Old Sub-Advisory Agreement each terminated automatically as required under the 1940 Act; and

WHEREAS, the Board of Trustees and shareholders of the Trust have each approved a new Advisory Agreement with the Advisor effective as of the date first written above to replace the Old Advisory Agreement, and the Board of Trustees of the Trust also approved this Agreement to replace the Old Sub-Advisory Agreement, and the parties hereto desire to enter into this Agreement so that the Sub-Advisor can continue to assist the Advisor in the provision of a continuous investment program for the Sub-Advisor Assets, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, the new Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the new Advisory Agreement to other investment advisors, subject to the requirements of the 1940 Act.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1.             Appointment as Sub-Advisor.  The Advisor hereby appoints the Sub-Advisor to act as investment advisor for and to manage the Sub-Advisor Assets for each Fund listed on Exhibit A, subject to the supervision of the Advisor and the Board of Trustees of the Trust, and subject to the terms of this Agreement; and the Sub-Advisor hereby accepts such appointment.  In such capacity, the Sub-Advisor shall be responsible for the investment management of the Sub-Advisor Assets.    The Sub-Advisor shall exercise that level of judgment required of others in a similar position in rendering its services in accordance with the terms of this Agreement.
2.             Duties of the Sub-Advisor.
(a)           Investments.  The Sub-Advisor is hereby authorized and directed and hereby agrees, subject to the stated investment objectives, policies and restrictions of each Fund as set forth in such Fund’s prospectus and statement of additional information (“SAI”) as currently in effect and as amended from time to time (collectively referred to as the “Prospectus”) and subject to the directions of the Advisor and the Trust’s Board of Trustees, to purchase and sell investments for the Sub-Advisor Assets and to monitor such investments on a continuous basis.  In providing these services, the Sub-Advisor will conduct an ongoing program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Advisor Assets.

The Sub-Advisor acknowledges that the purchase, acquisition, or possession of securities issued by the Fund’s advisor or distributor or any entities of such advisor or distributor (collectively referred to as “Affiliated Securities”) by the Fund is prohibited under the 1940 Act.  Accordingly, the Sub-Advisor is directed and hereby agrees to refrain from the purchase, acquisition, or possession on behalf of the Fund of Affiliated Securities. Advisor agrees to provide Sub-Advisor with lists of the Affiliated Securities, including any tickers and CUSIPS used in public trading of the Affiliated Securities, to assist Sub-Advisor in monitoring this requirement. Sub-Advisor is responsible to monitor only those Affiliated Securities provided by Advisor in such lists and otherwise assumes no duty to  monitor the Affiliated Securities.
The Advisor further agrees to provide the Sub-Advisor information concerning: (i) all Funds listed in Schedule A; (ii) its assets available or to become available for investment for each Fund listed in Schedule A; (iii) the conditions of a Fund’s or the Trust’s affairs as relevant to the Sub-Advisor, and (iv) any such written documentation as is reasonably necessary for Sub-Advisor to fulfill its duties and obligations under this Agreement.
(b)           Compliance with Applicable Laws, Governing Documents and Compliance Procedures.  In the performance of its duties and obligations under this Agreement, the Sub-Advisor shall, with respect to Sub-Advisor Assets, (i) act in conformity with: (A) the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws; (B) the Prospectus and SAI; (C) the Trust’s compliance policies and procedures listed in Schedule B, each as provided to the Sub-Advisor (together, the “Trust Compliance Procedures”); and (D) the instructions and directions received in writing from the Advisor or the Trustees of the Trust; and (ii) conform to, and comply with, the requirements of the 1940 Act and the rules thereunder, the Advisers Act and the rules thereunder, and all other federal laws and regulations applicable to registered investment companies and the Sub-Advisor’s duties under this Agreement.  The Advisor will provide the Sub-Advisor with notice, in writing, of: (i) any material change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus; and (ii) any material change to the Declaration of Trust or By-Laws;  and the Sub-Advisor, in the performance of its duties and obligations under this Agreement, shall manage the Sub-Advisor Assets consistently with such changes, provided the Sub-Advisor has received such notice of the effectiveness of such changes from the Trust or the Advisor, and further provided that Sub-Advisor shall not be liable should any delay by the party responsible for transmitting such notice to the Sub-Advisor cause any legal or regulatory breach.  In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of a revised Prospectus, SAI, Declaration of Trust, By-Laws, and Trust Compliance Procedures, as applicable, reflecting such changes.  The Sub-Advisor hereby agrees to provide to the Advisor in a timely manner, in writing, such information relating to the Sub-Advisor and its relationship to, and actions for, a Fund as may be required to be contained in the Prospectus or in the Trust’s registration statement on Form N-1A, or otherwise as reasonably requested by the Advisor.
In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Advisor shall provide to the Trust CCO:  (i) direct access to the Sub-Advisor’s chief compliance officer (the “Sub-Advisor CCO”), as reasonably requested by the Trust CCO; (ii) a completed quarterly informational questionnaire regarding the Sub-Advisor’s compliance program as reasonably designed by the Trust and participation in a quarterly telephone call with the Trust CCO to discuss the responses on the questionnaire; and (iii) quarterly certifications indicating whether there were Material Compliance Matters (as that term is defined by Rule 38a-1 under the 1940 Act) that arose under the Federal Securities Laws (as that term is defined by Rule 38a-1) that related to the Sub-Advisor’s management of the Sub-Advisor Assets.
Notwithstanding the foregoing, the Advisor (or its designees) shall perform quarterly and annual tax compliance tests to ensure that the Fund is in compliance with Subchapter M of the Code.  In this regard, the Advisor acknowledges that the Sub-Advisor shall rely completely upon the Advisor’s determination of whether and to what extent the Fund is in compliance with Subchapter M of the Code and that the Sub-Advisor has no separate and independent responsibility to test the Fund for such compliance.  In connection with such compliance tests, the Advisor shall inform the Sub-Advisor if the Sub-Advisor Assets are out of compliance with the diversification requirements under Subchapter M.  If the Advisor notifies the Sub-Advisor that the Sub-Advisor Assets are not in compliance with such requirements noted above, the Sub-Advisor will take prompt action to bring the Sub-Advisor Assets back into compliance within the time permitted under the Code.

In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of any modified Prospectus and SAI reflecting such changes.  The Advisor acknowledges and will ensure that the Prospectus and SAI will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Trust or the Fund, including, without limitation, the 1940 Act, and the rules and regulations thereunder, and that the Sub-Advisor shall have no liability in connection therewith, except as to the accuracy of material information furnished in writing by the Sub-Advisor to the Trust or to the Advisor specifically for inclusion in the Prospectus and SAI.
(c)           Sub-Advisor Compliance Policies and Procedures.  Upon request, the Sub-Advisor shall promptly provide the Trust CCO with copies of:  (i) the Sub-Advisor’s policies and procedures for compliance by the Sub-Advisor with the Federal Securities Laws (together, the “Sub-Advisor Compliance Procedures”), and (ii) any material changes to the Sub-Advisor Compliance Procedures.  The Sub-Advisor shall cooperate fully with the Trust CCO’s reasonable requests so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board of Trustees on the operation of the Sub-Advisor Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Sub-Advisor Compliance Procedures involving the Sub-Advisor Assets.  At least annually, the Sub-Advisor shall provide a certification to the Trust CCO confirming that the Sub-Advisor has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Advisor with the Federal Securities Laws.
(d)           Voting of Proxies.  Unless otherwise instructed by the Advisor or the Trust, the Sub-Advisor shall have the power, discretion and responsibility to vote, either in person or by proxy, all securities in which the Sub-Advisor Assets may be invested from time to time, and shall not be required to seek instructions from the Advisor, the Trust or a Fund.  The Advisor further authorizes the Sub-Advisor to delegate further such discretionary authority to a designee identified in a notice given to the Trust and the Advisor. Such authorization shall include the ability to exercise authority with regard to corporate actions (but not class actions) affecting investments in the Sub-Advisor Assets. The Sub-Advisor shall also provide its Proxy Voting Policy (the “Proxy Policy”) and, if requested by the Advisor, a summary of such Proxy Policy suitable for including in the Prospectus, and will provide the Advisor with any material amendment to the Proxy Policy within a reasonable time after such amendment has taken effect.  The Advisor acknowledges that it retains sole and absolute responsibility for reviewing and processing class action lawsuits related to all securities or other investments of the Funds listed on Schedule A.  The Sub-Advisor agrees to promptly provide the Advisor and/or the Trust with information in the Sub-Advisor’s possession with respect to such class action lawsuits. Advisor agrees to notify the Fund’s custodian that Advisor should receive all class action information directly, and further agrees to instruct the custodian to provide proxy voting and corporate action information to Sub-Advisor.
(e)           Agent.  Subject to any other written instructions of the Advisor or the Trust, the Sub-Advisor is hereby appointed the Advisor’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Advisor shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Sub-Advisor Assets, provided that the Sub-Advisor’s actions in executing such documents shall comply with applicable laws and regulations, the Trust’s governing documents and the Sub-Advisor’s duties and obligations under this Agreement.
(f)            Brokerage.  The Sub-Advisor will place orders pursuant to the Sub-Advisor’s investment determinations for a Fund either directly with an issuer or with any broker or dealer selected by the Sub-Advisor.  In executing portfolio transactions and selecting brokers or dealers, the Sub-Advisor will use reasonable efforts to seek, on behalf of a Fund, the best execution available under the circumstances.  In assessing the terms available for any transaction, the Sub-Advisor shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Sub-Advisor represents that it is not aware of the distribution channels or brokers selling the Fund.
In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to a Fund and/or other accounts over which the Sub-Advisor may exercise investment discretion.  The Sub-Advisor is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if,  the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Advisor to a Fund.  Such authorization is subject to termination at any time by the Advisor or by the Board of Trustees of the Trust for any reason.

In addition, the Sub-Advisor is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or other sub-advisors (if applicable) if the Sub-Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms and provided that the transactions are consistent with the Trust Compliance Procedures.  The Advisor will identify all brokers and dealers affiliated with the Trust, the Advisor, and the Trust’s principal underwriter to the extent such information is necessary for the Sub-Advisor to comply with applicable federal securities laws.
In connection with its management of the Sub-Advisor Assets and consistent with its fiduciary obligation to the Trust and other clients, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be, over time, equitable and consistent with its fiduciary obligations to the Sub-Advisor Assets and to such other clients.
Advisor and Sub-Advisor agree that Sub-Advisor shall not participate in Advisor’s directed brokerage program.
(g)           Securities Transactions.  The Sub-Advisor and any affiliated person of the Sub-Advisor may purchase securities or other instruments from or sell securities or other instruments to the Fund only if such transaction is permissible under applicable laws and regulations, including, without limitation, the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder.
The Sub-Advisor agrees that it shall not consult with any other sub-advisor to the Trust with respect to transactions in securities for the Sub-Advisor Assets or any other transactions involving Trust assets. In this regard, it is understood that Sub-Advisor’s responsibility in providing advice to the Fund is limited to the Sub-Advisor Assets, which is deemed to be a discrete portion of a Fund’s portfolio as described within Rule 17a-10 of the 1940 Act.
The Sub-Advisor hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than the Advisor, the Fund’s custodian, or other persons or entities expressly designated by the Advisor.
Advisor represents that the Fund currently is not participating in the Trust’s securities lending program and that it will provide Sub-Advisor with 60 days’ notice prior to adding the Fund to the Trust’s securities lending program.
(h)           Code of Ethics.  The Sub-Advisor hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.  Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to the Advisor and the Trust. Any material violation of such policies and procedures and code of ethics by personnel of the Sub-Advisor, the sanctions imposed in response thereto, and any issues arising under such policies, and procedures and code of ethics shall be reported to the Advisor and the Trust at the times and in the format reasonably requested by the Advisor or the Board of Trustees.
(i)             Books and Records.  The Sub-Advisor shall maintain separate detailed records as are required by applicable laws and regulations of all matters pertaining to the Sub-Advisor Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Advisor on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Advisor may, at its own expense, make and retain a copy of any record required to be maintained for the Sub-Advisor’s Records under the Advisers Act or other applicable law or the Sub-Advisor’s internal record keeping requirements. The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(j)            Information Concerning Sub-Advisor Assets and the Sub-Advisor.  From time to time as the Advisor, and any consultants designated in writing by the Advisor, or the Trust or any of its other service providers may request in writing in good faith, the Sub-Advisor or its agents will furnish the requesting party reports on portfolio transactions (for purposes of reconciling with information provided to the Advisor by the Fund’s other service providers) and reports on Sub-Advisor Assets held in the portfolio, all in such detail as the Advisor, its consultant(s) or the Trust may reasonably request.  Additionally, the Sub-Advisor will provide the Advisor with information that is required to be disclosed in the Prospectus with respect to the portfolio managers responsible for Sub-Advisor Assets, any changes in the portfolio managers responsible for Sub-Advisor Assets, any material changes in the ownership or management of the Sub-Advisor, or of material changes in the control of the Sub-Advisor.  The Sub-Advisor will promptly notify the Advisor of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry.  Upon reasonable request, the Sub-Advisor will make available its officers and employees to meet with the Trust’s Board of Trustees to review the management of the Sub-Advisor Assets.  Advisor will cause to be delivered cash reports to Sub-Advisor on a daily basis regarding overall cash flows related to Sub-Advisor Assets.
(k)           Valuation of Sub-Advisor Assets.  The Sub-Advisor agrees to monitor the Sub-Advisor Assets and to notify the Advisor or its designee on any day that the Sub-Advisor determines that a significant event has occurred with respect to one or more securities held in the Sub-Advisor Assets.  As may be reasonably requested by the Advisor or the Trust’s Valuation Committee, the Sub-Advisor hereby agrees to provide additional assistance to the Valuation Committee of the Trust, the Advisor and the Trust’s pricing agents in valuing Sub-Advisor Assets held in the portfolio.  Such assistance may include assistance with fair value pricing of portfolio securities, as reasonably requested by the Advisor. Advisor acknowledges that Sub-Advisor’s process for providing fair value pricing to its subadvisory relationships occasionally extends beyond Advisor’s standard pricing timeframe and further acknowledges that the Sub-Advisor is not responsible for the net asset value calculation of the Sub-Advisor assets.
(l)            Custody Arrangements.  The Sub-Advisor or its agents, on each business day, shall provide the Fund’s custodian such information as the Fund’s custodian may reasonably request in good faith relating to all transactions concerning the Sub-Advisor Assets.
(m)          Regulatory Examinations.  Subject and limited to Sub-Advisor’s obligations under this agreement, the Sub-Advisor will cooperate promptly and fully with the Advisor and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Fund or the Advisor brought by any governmental or regulatory agencies or authorities having appropriate jurisdiction.
3.             Independent Contractor.  In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Advisor in any way or otherwise be deemed an agent of a Fund, the Trust or the Advisor.
4.             Services to Other Clients.  Nothing herein contained shall limit the freedom of the Sub-Advisor or any affiliated person of the Sub-Advisor to render investment advisory, supervisory and other services to other investment companies, to act as investment advisor or investment counselor to other persons, firms or corporations, or to engage in other business activities, and that the Advisor and the Trust do not object to such activities.  It is understood that the Sub-Advisor may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund.  The Sub-Advisor is not obligated to initiate transactions for a Fund in any security that the Sub-Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.

5.             Expenses.  During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the costs of securities, commodities and any other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of for a Fund and any losses incurred in connection therewith. For the avoidance of doubt, Sub-Advisor shall not pay any expenses of holding or carrying Sub-Advisor Assets, including, without limitation, Fund expenses of dividends on stock borrowed to cover a short sale and interest; fees or other charges incurred in connection with leverage and related borrowings with respect to the Sub-Advisor Assets; organizational and offering expenses of the Fund (which include, but are not limited to, out-of-pocket expenses, but not overhead or employee costs of the Sub-Advisor); expenses for legal, accounting and auditing services; taxes and governmental fees payable by the Fund; dues and expenses incurred in connection with the Fund’s membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment or movement of the Fund’s portfolio securities; fees and expenses of non-interested Trustees; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses.  The Trust or the Advisor, as the case may be, shall reimburse the Sub-Advisor for any expenses of the Fund or the Advisor as may be reasonably incurred by such Sub-Advisor on behalf of the Fund or the Advisor.  The Sub-Advisor shall keep and supply to the Trust and the Advisor reasonable records of all such expenses.  The Sub-Advisor, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement.
6.             Compensation.  For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Advisor will be entitled to the fee listed for the Fund(s) on Schedule C.  Such fees will be computed daily and payable in arrears no later than the thirtieth (30th) calendar day following the end of each month, from the Advisor on behalf of the Fund(s), calculated at an annual rate based on the Sub-Advisor Assets’ average daily net assets.
If this Agreement is terminated prior to the end of any calendar month, the fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.
7.             Representations and Warranties of the Sub-Advisor.  The Sub-Advisor represents and warrants to the Advisor and the Trust as follows:
(a)            The Sub-Advisor is registered as an investment advisor under the Advisers Act;
(b)            The Sub-Advisor is a partnership duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;
(c)           The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action on the part of its directors or shareholders, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) the Sub-Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor; and
(d)           The Form ADV of the Sub-Advisor previously provided to the Advisor is a true and complete copy of the form as currently filed with the Securities and Exchange Commission (“SEC”) and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.  The Sub-Advisor will provide the Advisor and the Trust with a complete copy of all subsequent amendments to its Form ADV annually and upon request.

8.             Representations and Warranties of the Advisor.  The Advisor represents and warrants to the Sub-Advisor and the Trust as follows:
(a)            The Advisor is registered as an investment advisor under the Advisers Act;
(b)           The Advisor is a corporation duly organized and validly existing under the laws of the State of California with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;
(c)           The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) the Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;
(d)            The Advisor acknowledges that it received a copy of the Sub-Advisor’s Form ADV at least 48 hours prior to the execution of this Agreement;
(e)            The Advisor and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Advisor to enter into this Agreement.
(f)             The Form ADV of the Advisor provided to the Sub-Advisor and the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Advisor, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
9.             Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 7 and 8, respectively, of this Agreement shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.
10.           Liability and Indemnification.
(a)            Liability.  The duties of the Sub-Advisor shall be confined to those expressly set forth herein with respect to the Sub-Advisor Assets. The Sub-Advisor shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties. Notwithstanding the foregoing, nothing herein shall relieve the Advisor and the Sub-Advisor from any of their obligations under applicable law, including, without limitation, the federal and state securities laws.
(b)           Indemnification.  The Sub-Advisor shall indemnify the Advisor, the Trust and each Fund, and their respective affiliates and controlling persons (the “Sub-Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Advisor, the Trust or a Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, or  violation of applicable law; provided, however, that the Sub-Advisor shall not indemnify the Sub-Advisor Indemnified Persons for any liability or expenses which may be sustained as a direct result of the Advisor’s, Trust’s or any Fund’s willful misfeasance, bad faith, negligence, violation of applicable law or reckless disregard of its duties hereunder.

The Advisor shall indemnify the Sub-Advisor, its affiliates and its controlling persons (the “Advisor Indemnified Persons”), for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Advisor’s breach of this Agreement, or its representations and warranties herein, or as a result of the Advisor’s willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law; provided, however, that the Advisor shall not be indemnify the Advisor Indemnified Persons for any liability or expenses which may be sustained as a result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, or violation of applicable law..
11.           Duration and Termination.
(a)            Duration.  This Agreement, unless sooner terminated as provided herein, shall for the Fund(s) listed on Exhibit A attached hereto remain in effect from the later of the date of execution or Board approval as required under the 1940 Act (the “Effective Date.”) for an initial term of two years, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually: (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (ii) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC).  The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.
(b)            Termination.  This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by:  (i) the vote of a majority of the Trustees of the Trust, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor; or (ii) the Sub-Advisor, on not less than 60 days’ written notice to the Advisor and the Trust.  This Agreement may also be terminated as to any Fund at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any material provision of this Agreement by any of the parties.
This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, SEC order or interpretation provided or pursuant to the 1940 Act, or upon the termination of the Advisory Agreement.  In the event that there is a proposed change in control of the Sub-Advisor that would act to terminate this Agreement, if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Advisor agrees to assume all reasonable costs associated with soliciting shareholders of the appropriate Fund(s) of the Trust, to approve continuation of this Agreement.  Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies.
In the event that there is a proposed change in control of the Sub-Advisor that is at that time deemed by Trust counsel to not require a vote of Fund shareholders to approve the continuation of this Agreement, the Sub-Advisor agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of an information statement, as (an “Information Statement”).
12.           Amendment.  This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.  In addition, any such amendment shall be approved by a vote of the majority of the Fund’s outstanding voting securities, if such approval is required by applicable law.
13.           Confidentiality.  Any information of any kind supplied by either the Advisor or the Sub-Advisor, that otherwise is not in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including but not limited to portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, shall be regarded as confidential (“Confidential Information”) and treated by the receiving party with at least as much care as it treats its own Confidential Information.  Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, such as the custodian, fund accountant and other similar such persons as the Advisor may designate in connection with the Sub-Advisor Assets.  Nothing in this Agreement shall be construed to prevent the Sub-Advisor from giving other entities investment advice about, or trading on their behalf, in the securities of a Fund or the Advisor. In addition, any information independently developed by a party or any information received from a third party without restriction on its disclosure and without breach of this Agreement or of a similar confidential disclosure agreement regarding such independently developed information shall be exempt from confidentiality requirements.

14.           Use of Sub-Advisor’s Name.  Subject completely to the terms of the separate License Agreement, during the term of this Agreement, the Advisor shall have permission to use the Sub-Advisor’s name in the name of, and in the marketing of, the Fund, and agrees to furnish the Sub-Advisor at its principal office a sample copy of all marketing materials, prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Advisor in any way. For avoidance of doubt, these sample copies are provided for Sub-Advisor’s review of Advisor’s compliance with this clause and the License Agreement. Sub-Advisor has no responsibility for marketing the Fund.
15.           Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:
(a)            If to the Advisor:
AssetMark, Inc.
1655 Grant Street, 10th Floor
Concord, CA  94520
Attn: Carrie E. Hansen

(b)            If to the Sub-Advisor:
Attn: General Counsel
DoubleLine Capital LP
333 S. Grand Avenue, 18th Floor
Los Angeles, CA 90071
Phone: 213-633-8200

16.           Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act or the Advisers Act.  Where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order until the Agreement is amended to incorporate such changes.
17.           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
18.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.
19.           Certain Definitions.  For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term “Fund” or “Funds” shall refer to those Fund(s) for which the Sub-Advisor provides investment management services and as are listed on Exhibit A to this Agreement.

20.           Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ADVISOR
ASSETMARK, INC.
By:
Attest: /s/
Name & Title:  Carrie E. Hansen, Executive Vice President and Chief Operating Officer

DOUBLELINE CAPITAL LP

By:__________________________________
Attest: _____________________________
Name & Title:__________________________

SCHEDULE A

SUB-ADVISORY AGREEMENT

BETWEEN ASSETMARK, INC.
 AND
DOUBLELINE CAPITAL LP

Effective October 31, 2016
List of Funds to which Sub-Advisor is Appointed:

GuideMark Opportunistic Fixed Income Fund

SCHEDULE B
SUB-ADVISORY AGREEMENT

BETWEEN ASSETMARK, INC.
 AND
DOUBLELINE CAPITAL LP

TRUST COMPLIANCE PROCEDURES

Rule 10f-3 Procedures
Rule 17a-7 Procedures
Rule 17e-1 Procedures
Policy and Procedures on Disclosure of Portfolio Holdings

SCHEDULE C

SUB-ADVISORY AGREEMENT

BETWEEN ASSETMARK, INC.
 AND
 DOUBLELINE CAPITAL LP

Effective October 31, 2016

GuideMark Opportunistic Fixed Income Fund

FEE SCHEDULE

ASSETS	COMPENSATION

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